Castle Brands Announces Fourth Quarter and Fiscal 2015 Results

Net Sales Increase 19.4% Driven by Strong Growth of Whiskeys and
Gosling’s Stormy Ginger Beer

NEW YORK – June 16, 2015 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the quarter and year ended March 31, 2015.

Operating highlights for the fiscal year ended March 31, 2015:

•	Net sales increased 19.4% to $57.5 million for fiscal 2015, as compared to $48.1 million in the prior fiscal year.

•	Total gross profit increased 22.5% to $21.6 million, as compared to $17.6 million for the prior fiscal year.

•	EBITDA, as adjusted, improved by 111.1% to $1.1 million, as compared to $0.5 million in fiscal 2014.

•	Whiskey revenues increased 41.6% from the prior year due to continued strong performance of Jefferson’s bourbons and Knappogue and Clontarf Irish whiskeys.

•	Cumulative Gosling’s rum sales have exceeded 1,000,000 cases.

•	Gosling’s Stormy Ginger Beer case sales increased 66.7% to approximately 715,000 cases from approximately 429,000 in the prior fiscal year.

•	Continued growth of Jefferson’s portfolio, including Jefferson’s Ocean Aged at Sea, Chef’s Collaboration and Jefferson’s The Manhattan: Barrel Finished Cocktail.

“We continue to drive sales of our more profitable brands. This resulted in strong revenue growth, improved margins, decreased G&A as a percent of revenue, significantly reduced net loss and increased EBITDA, as adjusted. We expect these trends and improving financial performance to continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“We used our aged bourbon reserves to support increased sales of Jefferson’s and its brand extensions, such as Jefferson’s Ocean Aged at Sea. Our whiskey portfolio has also benefitted from additions to our Irish whiskey offerings and the initiation of a barrel program for Knappogue Castle Whiskey. We expect strong growth in whiskey sales to continue,” said John Glover, Chief Operating Officer of Castle Brands.

“Sales of Gosling’s Stormy Ginger Beer increased 67% year over year, an indication of the growing prominence of the Gosling’s brand. This increased brand recognition should stimulate demand in core markets and provide opportunities for expansion to new markets,” Mr. Glover added.

In the fourth quarter of fiscal 2015, the Company had net sales of $16.2 million, a 29.4% increase from net sales of $12.5 million in the comparable prior-year period. Net loss attributable to controlling interests was ($0.6) million in the fourth quarter of fiscal 2015 as compared to a loss of ($0.8) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.6) million, or ($0.00) per basic and diluted share, in the fourth quarter of fiscal 2015, as compared to ($0.6) million, or ($0.00) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2015 improved to $0.44 million as compared to $0.35 million for the comparable prior-year period.

The Company had net sales of $57.5 million for fiscal 2015, an increase of 19.4% from net sales of $48.1 million in fiscal 2014. This sales growth was driven by the overall growth of our Gosling’s Stormy Ginger Beer, Jefferson’s and Jefferson’s Reserve bourbons, Clontarf Irish whiskey and Pallini liqueurs. Net loss attributable to controlling interests was ($3.8) million for fiscal 2015, as compared to ($8.9) million in fiscal 2014. Including ($1.6) million of net non-cash charges, the net loss attributable to common shareholders was ($3.8) million, or ($0.02) per basic and diluted share, in fiscal 2015. This compares to a net loss attributable to common shareholders of ($9.3) million, or ($0.08) per basic and diluted share, in fiscal 2014, which included a ($5.4) million non-cash charge for the change in fair value of warrant liability and ($3.1) million of other net non-cash charges.

EBITDA, as adjusted, for fiscal 2015 improved to $1.1 million as compared to $0.5 million for the prior-year.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, loss from equity investment in non-consolidated affiliate, foreign exchange (gain) loss, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve® and Jefferson’s Ocean Aged at Sea® Bourbon, Jefferson’s Chef’s Collaboration and Jefferson’s The Manhattan: Barrel Finished Cocktail, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Knappogue Twin Wood, Knappogue Castle 1951, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2015 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	(unaudited)		Twelve Months Ended March 31,
	2015	2014	2015	2014
Sales, net*	$16,157,004	$12,482,870	$57,457,421	$48,140,483
Cost of sales*	9,728,402	7,629,958	35,603,632	30,336,667
Provision for obsolete inventory	281,000	200,000	281,000	200,000

Gross profit	6,147,602	4,652,912	21,572,789	17,603,816

Selling expense	4,388,705	3,332,827	15,254,818	12,529,684
General and administrative expense	1,944,023	1,649,836	6,488,336	5,533,711
Depreciation and amortization	237,917	215,490	907,540	860,254

Loss from operations	(423,043)	(545,241)	(1,077,905)	(1,319,833)

Other (expense) income, net	(196)	—	16,602	—
Loss from equity investment in non-consolidated affiliate	—	(49,843)	—	(502,518)
Foreign exchange gain (loss)	203,015	(224,148)	(4,564)	(284,962)
Interest expense, net	(284,731)	(283,188)	(1,129,047)	(1,062,219)
Net change in fair value of warrant liability	—	—	—	(5,392,594)
Income tax (expense) benefit, net	(597,113)	479,300	(1,278,999)	590,414

Net loss	(1,102,068)	(623,120)	(3,473,913)	(7,971,712)
Net (loss) income attributable to noncontrolling interests	469,666	(193,786)	(325,829)	(935,035)

Net loss attributable to controlling interests	(632,402)	(816,906)	(3,799,742)	(8,906,747)

Dividend to preferred shareholders	—	185,989	—	(384,599)

Net loss attributable to common shareholders	$(632,402)	$(630,917)	$(3,799,742)	$(9,291,346)

Net loss attributable to common stockholders per common share, basic and diluted	(0.00)	(0.00)	(0.02)	(0.08)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	156,882,587	134,321,408	155,456,341	116,511,444

• Sales, net and Cost of sales include excise taxes of $2,017,616 and $1,743,532 for the three months ended March 31, 2015 and 2014, respectively, and $6,754,453 and $6,420,730 for the years ended March 31, 2015 and 2014, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted
(Unaudited)

	Three months ended		Twelve months ended
	March 31,		March 31,
	2015	2014	2015	2014
Net loss attributable to common shareholders	$(632,402)	$(630,917)	$(3,799,742)	$(9,291,346)

Adjustments:
Interest expense, net	284,731	283,188	1,129,047	1,062,219
Income tax benefit (expense), net	597,113	(479,300)	1,278,999	(590,414)
Depreciation and amortization	237,917	215,490	907,540	860,254

EBITDA income (loss)	487,359	(611,539)	(484,156)	(7,959,287)

Allowance for doubtful accounts	159,000	366,737	236,000	403,049
Allowance for obsolete inventory	281,000	200,000	281,000	200,000
Stock-based compensation expense	180,893	112,529	787,710	393,914
Other expense (income), net	196	—	(16,602)	—
Loss from equity investment in non-consolidated affiliate	—	49,843	—	502,518
Foreign exchange (gain) loss	(203,015)	224,148	4,564	284,962
Net change in fair value of warrant liability	—	—	—	5,392,594
Net (loss) income attributable to noncontrolling interests	(469,666)	193,786	325,829	935,035
Dividend to preferred shareholders	—	(185,989)	—	384,599

EBITDA, as adjusted	$435,768	$349,515	1,134,345	$537,384

# # #

Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com